Exhibit 11.1

CONSENT

We hereby consent to the inclusion in this Offering Statement on Form 1-A/A of our report dated April 23, 2024 with respect to the consolidated balance sheets of ACME AtronOmatic Inc. as of December 31, 2023 and 2022 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2023 and 2022 and the related notes to the consolidated financial statements, which report appears in the Offering Circular that is a part of this Offering Statement.

SetApart Accountancy Corp

January 13, 2025

Los Angeles, California